 BMO Capital Markets  Structured Products Overview  August 2015  Registration Statement No. 333-196387 Filed Pursuant to Rule 433

 Disclaimer  These materials are proprietary to, and may not be reproduced, disseminated or referred to, in whole or in part without the prior consent of BMO Capital Markets (“BMO”). These materials have been prepared exclusively for the BMO client or potential client to which such materials are delivered and may not be used for any purpose other than as authorized in writing by BMO. BMO assumes no obligation to correct or update these materials, except as required by applicable law. These materials do not contain all information that may be required to evaluate, and do not constitute a recommendation with respect to, any transaction or matter. Any recipient of these materials should conduct its own independent analysis of the matters referred to herein.These materials are intended solely for the use of registered investment advisors and other investment professionals. Please note that the information set forth herein is only a summary of certain matters. You must carefully review the pricing supplement and any additional offering documents for any specific offering in order to fully understand the terms of the instrument and the related risk factors. BMO Capital Markets is a trade name used by BMO Financial Group for the wholesale banking businesses of Bank of Montreal, BMO Harris Bank N.A. (member FDIC), Bank of Montreal Ireland p.l.c., and Bank of Montreal (China) Co. Ltd and the institutional broker dealer businesses of BMO Capital Markets Corp. (Member SIPC) and BMO Capital Markets GKST Inc. (Member SIPC) in the U.S., BMO Nesbitt Burns Inc. (Member Canadian Investor Protection Fund) in Canada and Asia, BMO Capital Markets Limited (authorized and regulated by the Financial Conduct Authority) in Europe and Australia and BMO Advisors Private Limited in India. “BMO Capital Markets” is a trademark of Bank of Montreal, used under license. "BMO (M-Bar roundel symbol)" is a registered trademark of Bank of Montreal, used under license.Bank of Montreal has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Bank of Montreal has filed with the SEC for more complete information about the Bank of Montreal and the types of offerings described herein. You may obtain these documents free of charge by visiting the SEC’s web site at http://www.sec.gov. Alternatively, the Bank of Montreal will arrange to send to you the prospectus (as supplemented by the prospectus supplement and any relevant preliminary pricing supplement) if you request it by calling its agent toll free on 1-877-369-5412 or emailing investor.solutions@bmo.com.  *  All values in this document are in US$ unless otherwise specified.

About BMO Financial Group

A Premier North American Financial Institution with Global Reach

- Founded in 1817
- More than 47,000 employees
- 12 million personal, commercial, corporate, and institutional clients globally
- Total assets of US$633 billion
- 8th largest bank in North America as measured by assets (per Bloomberg)
- Market capitalization of US$50.8 billion
- Senior Unsecured Debt ratings:
  - S&P A+
  - Moody's Aa3
  - Fitch AA-

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Note: Data as of April 30, 2015.

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BMO Capital Markets

Global Structured Products

- Flexible and innovative investment solutions geared towards retail, high-net-worth, and institutional investors
- Clients include:
  - Broker-dealers
  - Registered investment advisors
  - Trust companies
  - Family offices
  - Clearing platforms
  - Financial intermediaries
- Product focus:
  - Market-linked certificates of deposits
  - Structured notes
  - Basket tracking notes
  - Gold Deposit Receipts (GOLDRs^{SM})

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 Structured Notes  Note: See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  *  Underlying asset(s) can be a wide variety of publicly traded financial assets. The level of exposure to the underlying asset varies based upon the structure’s upside and downside features  OverviewA typical senior unsecured debt security issued by a bank:Has a fixed termPays periodic interest at stated interest rates and principal at maturityHas credit risk to the bankHowever, while still carrying credit risk to an issuer, structured notes are designed to potentially provide a higher investment return by linking interest and/or maturity payments to the price performance of an underlying asset

Structured Notes

Examples of Uses within Investor Portfolios

- Yield enhancement
- Obtain customized exposure, or leverage, to a specified asset or asset class
  - May include bullish, bearish, or range bound preferences
- Mitigate portfolio volatility
- Increase portfolio diversification
  - Asset class
  - Investment vehicle (for potential "alpha" generation)

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Note: See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.

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Structured Notes

Simplifying a Potentially Complicated Product Offering

- A preliminary Pricing Supplement is available for every structure and contains important and detailed information, including:
  - Key and additional terms
  - Information regarding the underlying asset
  - Return illustrations
  - Tax information
  - Risk considerations
- Understanding the broader terms of a structure helps an advisor determine appropriateness for a client
  - Issuer
  - Underlying asset
  - Maturity
  - Upside feature
  - Downside feature
  - Price

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Note: See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.

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 Goal: Yield Enhancement  *  Autocallable Note with Fixed Coupons (Illustrative)  Autocallable Note with Fixed Coupons (Illustrative)  Issuer  Bank of Montreal  Underlying asset  An exchange traded fund  Maturity  1 year maximum (callable on monthly basis if underlying asset has appreciated more than 10% since note inception)  Upside feature   1% coupon per month (12% per annum) until note matures or is called  Downside feature  Principal paid at maturity is fully exposed to underlying asset downside price movements if a “trigger event” occurs (with this note, a trigger event occurs if the underlying asset closes below 70% of its initial value on any day during the note term)  Price to advisor  Priced to accommodate advisor fee, if any  Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Structured Notes

 Illustrative Payoff-At-Maturity Graph for Autocallable Note with Fixed Coupons (Excludes Interest Payments)  *  Note (Trigger Event occurs) Note (Trigger Event does not occur)  Gain / (Loss)  +  _  Underlying Asset(at maturity)  +  _  -30%  Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Structured Notes

 Goal: Mitigate Portfolio Volatility  *  Buffered Note (Illustrative)  Buffered Note (Illustrative)  Issuer  Bank of Montreal  Underlying asset  An equity index  Maturity  4 years  Upside feature   1 for 1 exposure  Downside feature  15% buffer; 1 for 1 exposure below buffer   Price to advisor  Priced to accommodate advisor fee, if any  Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Structured Notes

 Illustrative Payoff-At-Maturity Graph for Buffered Note  *  Underlying Asset(at maturity)  +  Underlying asset Note  -15%  Gain / (Loss)  +  _  _  Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Structured Notes

 Goals: Mitigate Portfolio Volatility, Leverage  *  Enhanced Return Note (Illustrative)  Enhanced Return Note (Illustrative)  Issuer  Bank of Montreal  Underlying asset  An equity index  Maturity  4 years  Upside feature   1.5x leverage, capped at 130% of initial index price (maximum return of 45%)  Downside feature  1 for 1 exposure  Price to advisor  Priced to accommodate advisor fee, if any  Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Structured Notes

 Illustrative Payoff-At-Maturity Graph for Enhanced Return Note  *  Underlying asset Note  +30%  +45%  +45%  Gain / (Loss)  +  _  Underlying Asset(at maturity)  +  _  Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Structured Notes

 Goals: Mitigate Portfolio Volatility, Leverage  *  Buffered Enhanced Return Note (Illustrative)  Buffered Enhanced Return Note (Illustrative)  Issuer  Bank of Montreal  Underlying asset  An equity index  Maturity  4 years  Upside feature   1.5x leverage, capped at 120% of initial index price (maximum return of 30%)  Downside feature  10% buffer; 1 for 1 exposure below buffer   Price to advisor  Priced to accommodate advisor fee, if any  Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Structured Notes

 Illustrative Payoff-At-Maturity Graph for Buffered Return Enhanced Note  *  Underlying asset Note  -10%  +20%  +30%  +30%  Gain / (Loss)  +  _  Underlying Asset(at maturity)  +  _  Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Structured Notes

 Goal: Customized Exposure  *  Booster Note (Illustrative)  Booster Note (Illustrative)  Issuer  Bank of Montreal  Underlying asset  An equity index  Maturity  3 years  Upside feature   Booster range of 90% - 115% offers booster return of +15%; 1 for 1 return above booster range  Downside feature  1 for 1 exposure below booster range  Price to advisor  Priced to accommodate advisor fee, if any  Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Structured Notes

 Illustrative Payoff-At-Maturity Graph for Booster Note  *  -10%  +15%  +15%  -10%  Underlying asset Note  Gain / (Loss)  +  _  Underlying Asset(at maturity)  +  _  Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Structured Notes

 Goal: Customized Exposure  *  Absolute Return “Twin-Win” Barrier Note (Illustrative)  Absolute Return “Twin-Win” Barrier Note (Illustrative)  Issuer  Bank of Montreal  Underlying asset  An equity index  Maturity  6 years  Upside feature   1 for 1 exposure  Downside feature  Inverse return for declines to barrier (-25%); 1 for 1 exposure below barrier   Price to advisor  Priced to accommodate advisor fee, if any  Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Structured Notes

 Illustrative Payoff-At-Maturity Graph for Absolute Return “Twin-Win” Barrier Note  *  Underlying asset Note  -25%  +25%  Gain / (Loss)  +  _  Underlying Asset(at maturity)  +  _  Note: Terms depicted on this page are illustrative and do not represent an actual investment in any specific issuance. See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Structured Notes

 A Convenient Way to Gain Exposure to an Investment ThesisBasket Tracking Notes (BTNs) are investment securities that offer direct exposure to an asset basketInvestors are exposed to full upside and downside asset basket price movementsNo capital preservation, no upside caps, and no leverageThe asset basket is customizable, and may include a combination of stocks and/or equity indicies (either long or short exposure)Typically, BTNs are tailored to have a maturity of just over 1 yearAt maturity, the redemption value of the BTN will equal face value plus or minus the performance of the asset basket, plus any distributions on the underlying assets, and minus any fees incorporated into the BTN. Every BTN has a CUSIP and settles DTC  *  Note: See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.  Basket Tracking Notes

Structured Notes

Our Commitment to Client Service

- Customization
  - Structured notes and basket tracking notes can be tailored to meet client specific market views
  - Lead order requirements
    - For structured notes – $250,000
    - For basket tracking notes – $1 million
    - Specific pricing available for immediate execution trades (vs. price range)
- Secondary market
  - While not obligated to do so, BMO has provided a liquid secondary market for each structured product that we have sold, and currently plans to continue to do so.
- **Upon request, BMO can produce certain customized reports and analyses showing performance metrics for structured notes your clients have previously purchased**

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Note: See the Appendix page at the end of this presentation for a summary of some of the risk considerations for investing in structured products.

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Some Risk ConsiderationsInvestors should carefully review the risk factors set forth in the related pricing supplement and product supplement before making an investment in structured notes (“Notes”). Some of the risks include, but are not limited to the following:Depending upon the terms of the Notes and the performance of the underlying asset, an investor may lose some or all of their investment in Notes.The Notes described herein are unsecured debt obligations of Bank of Montreal (“BMO”) and therefore an investment in such Notes is subject to the credit risk of BMO.The activities of BMO and its affiliates may conflict with an investor’s interests and may adversely affect the value of the Notes. The inclusion of agent’s commissions and hedging profits, if any, in the initial price to public of Notes, as well as hedging costs, is likely to adversely affect the price at which an investor can sell their Notes. The cover page of the pricing supplement of each Note will set forth an estimate of the initial value of the Note, which reflects these amounts. The estimated initial value of the Notes will be less than the purchase price of the Notes. The initial estimated value will not represent any future value of the Notes, and may also differ from the estimated value determined by any other party.An investor in the Notes will not have any shareholder rights and will have no right to receive any shares of any underlying asset.Notes will not be listed on any securities exchange. There may not be sufficient liquidity in any potential secondary market to allow an investor to trade or sell the Notes easily. If an investor is able to sell a particular Note prior to maturity, they may receive a price that is significantly less than their original investment. BMO and its affiliates may engage in hedging and trading activities related to the Notes that could adversely affect the payment at maturity of the Notes.Many economic and market factors will influence the value of the Notes. An investor must rely on their own evaluation of the merits of an investment in the Notes and any underlying asset referenced in a Note.Significant aspects of the tax treatment of Notes may be uncertain. Each investor must consult their own tax advisors in relation to how to treat Notes for tax purposes. Returns generated by Notes may be less than the returns of the underlying asset under certain market scenarios. For example, Notes may be issued with a maximum return, in which case an investment in the underlying asset could outperform an investment in the Notes. In addition, for most Notes other than BTNs, the investors will not receive the benefit of any dividends paid on the applicable underlying securities.  *  Appendix